Exhibit 99.1

Cannae Holdings, Inc. Announces Second Quarter 2021 Financial Results

~ Earnings call scheduled for 5:00pm ET ~

Las Vegas, August 5, 2021 -- Cannae Holdings, Inc. (NYSE:CNNE) (“Cannae” or the “Company”) has released its second quarter 2021 financial results by posting them to its website. Please visit the Cannae investor relations website at investor.cannaeholdings.com to view the second quarter 2021 financial results, which are included in its Letter to Shareholders.

Conference Call

As previously announced, Cannae will host a conference call, today, August 5, 2021 at 5:00pm (Eastern Time), to discuss its second quarter 2021 results. The conference call can be accessed by dialing 1-877-344-8082 (domestic) or 1-213-992-4618 (international) and asking for the Cannae Holdings Second Quarter 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 3684645. The telephonic replay will be available until 11:59 pm (Eastern Time) on August 12, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.cannaeholdings.com. The online replay will remain available for a limited time beginning immediately following the call.

About Cannae Holdings, Inc.

Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $140 Billion in publicly traded companies including Fidelity National Information Services (NYSE: FIS), Fidelity National Financial (NYSE: FNF), and Black Knight, Inc. (NYSE: BKI). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (NYSE: DNB), which completed a successful business transformation and IPO. Cannae holds approximately 68 Million shares of Dun & Bradstreet or an approximately 16% interest. Cannae’s second principal holding is Ceridian (NYSE: CDAY), which Foley transformed from a legacy payroll bureau into a leading cloud-based provider of human capital management software. Cannae owns 12 Million shares of Ceridian representing an approximately 8.0% interest. Cannae holds approximately 54 Million shares, or approximately 7.5% of Paysafe (NYSE: PSFE), as well as 8.1 Million Paysafe warrants. Cannae also holds approximately 50 million shares, or approximately 9.6%, of Alight, Inc (NYSE: ALIT), as well as 8 million Alight warrants.

Contacts
Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com
Shannon Devine, Senior Vice President, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com

Source: Cannae Holdings, Inc.